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                                  EXHIBIT 4(l)

                   ADDITIONAL DEATH BENEFIT RIDER(RTP 18 0103)

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                     PEOPLES BENEFIT LIFE INSURANCE COMPANY

    A Stock Company
    Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499 (Hereafter called the Company, we, our or us) (800)-525-6205

                         ADDITIONAL DEATH BENEFIT RIDER

We issued this rider as a part of the policy to which it is attached.

This rider will pay an Additional Death Benefit amount equal to a percentage of the gains accumulated in the policy since the rider was added. This additional death benefit, if any, will be paid whenever death proceeds are payable on the base policy to which this rider is attached.

This rider will be considered terminated when the policy is annuitized or surrendered, or an additional death benefit is paid or added to the policy under spousal continuation under the terms of this rider. You may also terminate this benefit at any time by notifying us at our service center. Once terminated, this rider may be re-elected. However, a new rider will be issued and the Additional Death Benefit amount will be re-determined.

Policy Number:                                     123456
Rider Date:                                        01-29-2003
Additional Death Benefit Factor:                   40.0%
Rider Fee Percentage:                              0.25%

DEFINITIONS

Rider Anniversary
The anniversary of the Rider Date for each year the rider remains in force.

Rider Date
The date that this rider is added to the policy.

Rider Earnings
The policy gains accrued and not previously withdrawn since the Rider Date. On a given date, this amount is equal to: the Policy Value of the base policy; minus the Policy Value of the base policy on the Rider Date; minus premiums paid after the Rider Date; plus amounts withdrawn from the Policy Value after the Rider Date that exceed the Rider Earnings on the date of the withdrawal.

Rider Fee
The Rider Fee amount is equal to the Rider Fee Percentage above multiplied by the Policy Value on the date the fee is deducted. A Rider Fee is deducted annually on each Rider Anniversary prior to annuitization. We will also deduct this fee upon full surrender of the policy or other termination of the rider. The Rider Fee is deducted pro rata from each Investment Option. The Rider Fee is deducted even during periods when the Additional Death Benefit rider would not pay any benefit.

ADDITIONAL DEATH BENEFIT AMOUNT
If death proceeds are payable under the terms of the base policy to which this rider is attached, this rider will pay an Additional Death Benefit equal to the Additional Death Benefit Factor multiplied by the Rider Earnings on the date used to calculate the death proceeds.

RTP 18 0103

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SPOUSAL CONTINUATION

If a death occurs and the base policy gives the surviving spouse the right to continue the policy, the surviving spouse has two options:

        1.) Receive the death benefit attributable to this rider as well as the death benefit attributable to the base policy, at which time both rider and base policy would terminate, or

        2.) Continue the policy and receive a one-time Policy Value increase equal to the amount of the Additional Death Benefit paid by this rider. At this time the rider would terminate.

If the policy is continued, the spouse would have the option of immediately re-electing the rider if they meet issue requirements at the time the rider is re-elected.

Additional Death Benefit Example:

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
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Additional Death Benefit Example Assumptions:

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Policy Value at rider issue                                                             $100,000
Premium payments after rider issue                                                      $25,000
Policy Value on base policy                                                             $225,000
Death proceeds on base policy                                                           $250,000
Additional Death Benefit Factor                                                         40%
Withdrawals that exceed Rider Earnings                                                  $0

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Additional Death Benefit Calculations:

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Rider Earnings = Policy Value    Policy Value on the Rider Date - premium
payments after the Rider Date + withdrawals that exceed Rider Earnings on date
of withdrawal = $225,000 - $100,000 - $25,000 + $0                                      $100,000

Additional Death Benefit Amount = Additional Death Benefit Factor * Rider
Earnings = 40% * $100,000                                                               $40,000

Total death proceeds = death proceeds on base policy + Additional Death
Benefit Amount = $250,000 + $40,000                                                     $290,000

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                        Signed for Us at our Home Office.


        /s/ Craig D. Vermie                         /s/ Bart Herbert, Jr.

            SECRETARY                                    PRESIDENT

RTP 18 0103(2)